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                                                                      EXHIBIT 16

                            Schedule of Computation
                           of Performance Quotations


The L. Roy Papp Stock Fund, Inc.
Total Return Calculation
As of December 31, 1996

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


                             Net Asset Value
Beginning                     Per Shares at                    Shares      Net Asset Value
   of           Principal       Beginning        Shares        at End       Per Share at      Redemption Value      Total
 Period         Invested        of Period       Acquired      of Period     End of Period      End of Period        Return
---------       ---------    ---------------    ---------     ---------    ---------------    ----------------      ------

 1/1/96        $1,000.00         $19.29           51.840       53.659           $22.70           $1,218.06        $  218.06

 1/1/92        $1,000.00         $13.45           74.349       81.123           $22.70           $1,841.49        $  841.49

11/29/89       $1,000.00         $10.00          100.000      115.849           $22.70           $2,629.77        $1,629.77


Beginning                                     Annualized
   of             Total                        Average
 Period          Return %     Years         Total Return %
---------        --------     -----         --------------

 1/1/96           21.8%        1                21.8%

 1/1/92           84.1%        5                12.9%

11/29/89         162.9%      7.093              14.6%
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